(logo)
American
   Express(R)
Partners Funds

AXP(R) Partners
     Select
         Value
              Fund

Annual Report
for the Period Ended May 31, 2003

(2003 Prospectus Enclosed)

AXP Partners Select Value Fund seeks to provide shareholders with long-term growth of capital.

(This annual report includes a prospectus that describes in detail the Fund's objective, investment strategy, risks, sales charges, fees and other matters of interest. Please read the prospectus carefully before you invest or send money.)

(logo)
AMERICAN
 EXPRESS
(R)

Table of Contents

Fund Snapshot                                            3

Questions & Answers with Portfolio Management            4

The Fund's Long-term Performance                         7

Investments in Securities                                8

Financial Statements                                    13

Notes to Financial Statements                           16

Independent Auditors' Report                            26

Federal Income Tax Information                          27

Board Members and Officers                              29

(Dalbar Logo)

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT
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Fund Snapshot
         AS OF MAY 31, 2003

PORTFOLIO MANAGER

Gabelli Asset Management Company

Portfolio manager                                 Mario J. Gabelli, CFA
Since                                                              3/02
Years in industry                                                    36

FUND OBJECTIVE

The Fund seeks to provide shareholders with long-term growth of capital.

Inception dates
A: 3/8/02         B: 3/8/02         C: 3/8/02        Y: 3/8/02

Ticker symbols
A: AXVAX          B: AXVBX          C: ACSVX         Y: --

Total net assets                                         $255.6 million

Number of holdings                                    approximately 250

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

        STYLE
VALUE    BLEND   GROWTH
  X                   LARGE
  X                   MEDIUM  SIZE
  X                   SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie graph)

Discretionary cyclical 30.6%
Staples 15.4%
Energy & utilities 13.6%
Industrials 10.3%
Telecommunications 7.1%
Cash & equivalents 6.4%
Financials 5.1%
Health care 4.8%
Materials 4.0%
Technology 2.7%

TOP TEN HOLDINGS

Percentage of portfolio assets

Liberty Media Cl A (Media)                                          2.9%
Cablevision Systems NY Group Cl A (Media)                           2.4
Genuine Parts (Automotive & related)                                1.7
AOL Time Warner (Leisure time & entertainment)                      1.5
Telephone & Data Systems (Utilities -- telephone)                   1.5
Procter & Gamble (Household products)                               1.3
Tribune (Media)                                                     1.2
Vivendi Universal ADR (Multi-industry conglomerates)                1.2
Qwest Communications Intl (Utilities -- telephone)                  1.2
Duke Energy (Utilities -- electric)                                 1.1

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stocks of small- and medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies. Some of these companies also have fewer financial resources.

Fund holdings are subject to change.

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3 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Questions & Answers
         WITH PORTFOLIO MANAGEMENT

Performance Summary

AXP Partners Select Value Fund is managed by Gabelli Asset Management Company, an independent money management firm. Gabelli Asset Management seeks to provide Fund shareholders with long-term capital growth by investing in undervalued stocks of large, medium and small-sized companies. For the 12 months ended May 31, 2003, the Fund's Class A shares (excluding sales charges) rose 2.12%. The Fund's return exceeded that of its benchmark, the Russell 3000(R) Value Index, which fell 7.81% for the same period. The Fund also outperformed the average return of its peer group, as represented by the Lipper Multi-Cap Value Funds Index, which declined 6.37%.

Q:   Could you describe the market environment during the Fund's fiscal year?

A: Gabelli: Several factors contributed to negative investor sentiment and volatility in the market. These factors included the war in Iraq, high oil prices, ongoing uncertainty about the recovery of the U.S. economy and concern about corporate earnings. Combined with the crisis of confidence in the integrity of corporate America, these influences weighed heavily on the stock market.

     Toward the end of the fiscal year, investor sentiment and stock market performance began to turn in a positive direction. Investors' confidence was buoyed by the brief and successful ending of the Iraq conflict, continued low interest rates and the aggressive economic stimulus package proposed by the Bush administration, which included tax cuts and the elimination of the double taxation of corporate dividends.

(bar graph)
                             PERFORMANCE COMPARISON
                        For the year ended May 31, 2003

 3%     (bar 1)
 2%     +2.12%
 1%
 0%
-1%
-2%
-3%
-4%
-5%
-6%                                                     (bar 3)
-7%                             (bar 2)                 -6.37%
-8%                             -7.81%


(bar 1) AXP Partners Select Value Fund Class A (excluding sales charge) (bar 2) Russell 3000(R) Value Index (unmanaged)
(bar 3) Lipper Multi-Cap Value Funds Index

(see "The Fund's Long-term Performance" for Index descriptions)

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Questions & Answers

(begin callout quote) > Toward the end of the fiscal year, investor sentiment and stock market performance began to turn in a positive direction. (end callout quote)

Q:  What factors significantly affected Fund performance during the fiscal year?

A: Gabelli: We were pleased to report positive results during a very difficult year for stocks. We believe our fundamental, value-oriented approach was the reason for the Fund's outperformance. In our quest to find undervalued stocks, we focus on a company's cash flow, earnings per share, private market value and management team. We conduct extensive fundamental analysis of each company and search for a catalyst or event that will focus investors on the company's underlying value. Because we tend to own businesses that we believe are undervalued by the market by as much as 50%, we have the potential to outperform in periods of

AVERAGE ANNUAL TOTAL RETURNS

as of May 31, 2003

                                Class A                   Class B                   Class C                    Class Y
(Inception dates)              (3/8/02)                  (3/8/02)                  (3/8/02)                   (3/8/02)
                         NAV(1)       POP(2)        NAV(1)   After CDSC(3)    NAV(1)    After CDSC(4)   NAV(5)       POP(5)
1 year                   +2.12%       -3.76%        +1.46%       -2.54%       +1.46%       +1.46%       +2.35%       +2.35%
Since inception          -0.22%       -4.91%        -0.91%       -4.14%       -0.91%       -0.91%       -0.04%       -0.04%

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com for current information.

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5 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Questions & Answers

     negative market performance. Of course, there is also the potential to underperform in periods of market strength.

     Media stocks were among the best performers in the second half of the period. We had anticipated positive changes in media ownership rules by the Federal Communications Commission (FCC) and invested in many small broadcast and newspaper companies that would benefit from less stringent regulation. This move proved to be advantageous to the Fund's performance as well.

Q:   What changes did you make to the Fund's portfolio?

A: Gabelli: In the first half of the fiscal year, we added industrial companies such as Honeywell, Dana Corp. and Modine Manufacturing, media stock Disney, newspaper company Tribune and several utilities including DQE and Duke Energy. We sold Northrop Grumman as its merger with TRW was completed. In the second half of the period, we added to telecommunications stocks such as Telephone and Data Systems, cable company Cox Communications and pharmaceutical companies Eli Lilly and Wyeth. We sold Mirant, Adolph Coors, PanAmerican Beverages and Scios, which was bought by Johnson & Johnson.

Q:   What is your outlook for the year ahead?

A: Gabelli: We have an upbeat outlook for the U.S. economy and stock market based on a number of factors. We believe the resolution to the war in Iraq and the Bush administration's focus on fiscal initiatives should continue to have a positive impact on the U.S. economy. In addition, inflation remains dormant, oil prices have declined and interest rates are historically low. Businesses should benefit from a more stable operating environment and consumers will gain more confidence about the future. Continuing economic progress should result in improved corporate earnings.

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6 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

The Fund's Long-term Performance

This chart illustrates the total value of an assumed $10,000 investment in AXP Partners Select Value Fund Class A shares (from 4/1/02 to 5/31/03) as compared to the performance of two widely cited performance indices, the Russell 3000(R) Value Index and the Lipper Multi-Cap Value Funds Index. In comparing the Fund's Class A shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

Past performance is no guarantee of future results. Your investment and return values fluctuate so that your shares, when redeemed, may be worth more or less than the original cost. Returns do not reflect taxes payable on distributions and redemptions. Also see "Past Performance" in the Fund's current prospectus.

(line graph)
                   VALUE OF A HYPOTHETICAL $10,000 INVESTMENT
                        IN AXP PARTNERS SELECT VALUE FUND
$20,000

$15,000        (solid line) AXP Partners Select Value Fund Class A
               (dotted line) Russell 3000(R) Value Index(1)
$10,000        (dashed line) Lipper Multi-Cap Value Funds Index(2)

 $5,000
          4/1/02     5/31/02     8/31/02     11/30/02     2/28/03     5/31/03

(solid line) AXP Partners Select Value Fund Class A $9,400
(dotted line) Russell 3000(R) Value Index(1) $8,969
(dashed line) Lipper Multi-Cap Value Funds Index(2) $9,078

(1) Russell 3000(R) Value Index, an unmanaged index, measures the performance of those Russell 3000(R) Index companies with lower price-to-book ratios and lower forecasted growth values.

(2) Lipper Multi-Cap Value Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

                          Average Annual Total Returns
                  Class A with Sales Charge as of May 31, 2003
1 year                                                                  -3.76%
Since inception (3/8/02)                                                -4.91%

            Results for other share classes can be found on page 5.

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7 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Investments in Securities

AXP Partners Select Value Fund

May 31, 2003

(Percentages represent value of investments compared to net assets)

Common stocks (95.4%)
Issuer                                                Shares            Value(a)

Aerospace & defense (2.1%)
Curtiss-Wright Cl B                                   30,000          $1,735,500
Fairchild Cl A                                        20,000(b)          103,000
Lockheed Martin                                        8,000             371,360
Northrop Grumman                                      22,000           1,934,900
Sequa Cl A                                            10,800(b)          393,228
Sequa Cl B                                            16,000(b)          716,640
Total                                                                  5,254,628

Automotive & related (4.7%)
BorgWarner                                            25,000           1,453,000
DaimlerChrysler                                        6,000(c)          189,360
Dana                                                 144,000           1,283,040
Ford Motor                                             3,500              36,750
GenCorp                                              135,000           1,082,700
General Motors                                        15,000             529,950
Genuine Parts                                        133,000           4,371,710
Johnson Controls                                       2,000             166,500
Navistar Intl                                         30,000(b)          924,600
Oshkosh Truck                                         18,000             997,740
Raytech                                                3,100(b)           18,569
SPS Technologies                                      40,500(b)        1,017,765
Total                                                                 12,071,684

Banks and savings & loans (1.5%)
Deutsche Bank                                         20,000(c)        1,179,000
FleetBoston Financial                                 30,000             887,100
Northern Trust                                        12,000             457,920
PNC Financial Services Group                          22,000           1,083,500
SunTrust Banks                                         3,000             177,900
Total                                                                  3,785,420

Beverages & tobacco (5.6%)
Allied Domecq ADR                                     84,000(c)        1,944,600
Altria Group                                          10,000             413,000
Anheuser-Busch                                        15,000             789,450
Brown-Forman Cl A                                     21,500           1,730,750
Cadbury Schweppes ADR                                 20,000(c)          479,000
Coca-Cola                                             49,000           2,232,930
Coors (Adolph) Cl B                                   15,500             853,740
Diageo ADR                                            44,000(c)        1,918,400
Fomento Economico Mexicano ADR                         9,000(c)          359,100
Fortune Brands                                        20,000           1,048,000
PepsiAmericas                                        100,000           1,300,000
PepsiCo                                               22,000             972,400
Robert Mondavi Cl A                                   10,000(b)          256,360
Total                                                                 14,297,730

Building materials & construction (0.3%)
Tredegar                                              10,000             141,000
Watts Inds Cl A                                       32,000             560,000
Total                                                                    701,000

Chemicals (3.0%)
Albemarle                                             22,000             588,940
Allied Waste Inds                                     20,000(b)          197,600
Cytec Inds                                            12,000(b)          397,200
Ferro                                                 20,000             491,600
Great Lakes Chemical                                  25,000             575,750
Hercules                                             152,000(b)        1,512,400
MacDermid                                             21,000             525,000
Republic Services                                     70,000(b)        1,673,700
Roto-Rooter                                           30,000           1,170,600
Waste Management                                      20,000             509,400
Total                                                                  7,642,190

Communications equipment & services (1.1%)
AT&T Wireless Services                               120,000(b)          932,400
mmO2 ADR                                              24,500(b,c)        246,225
Sycamore Networks                                     40,000(b)          170,000
Verizon Communications                                40,000           1,514,000
Total                                                                  2,862,625

Computers & office equipment (1.0%)
Electronic Data Systems                               40,000             806,000
Gemstar-TV Guide Intl                                400,000(b)        1,848,000
Total                                                                  2,654,000

See accompanying notes to investments in securities.

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8 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT
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Common stocks (continued)
Issuer                                                Shares            Value(a)

Electronics (1.7%)
CTS                                                   90,000            $900,900
Cypress Semiconductor                                 70,000(b)          773,500
MagneTek                                              10,000(b)           22,500
Mykrolis                                              10,000(b)           93,500
Texas Instruments                                    100,000           2,050,000
Thomas & Betts                                        35,000(b)          538,300
Total                                                                  4,378,700

Energy (4.8%)
BP ADR                                                18,000(c)          754,020
Burlington Resources                                  20,000           1,065,800
ConocoPhillips                                        42,126           2,273,540
Devon Energy                                          30,000           1,560,000
Exxon Mobil                                           65,000           2,366,000
Grant Prideco                                          5,000(b)           69,750
Kerr-McGee                                            29,000           1,379,820
NUI                                                   20,000             315,800
Rayovac                                               15,000(b)          188,850
Royal Dutch Petroleum ADR                             50,000(c)        2,277,500
Total                                                                 12,251,080

Energy equipment & services (0.3%)
BJ Services                                            1,500(b)           61,065
GlobalSantaFe                                          5,000             124,400
Helmerich & Payne                                      3,000              92,640
Patterson-UTI Energy                                   1,500(b)           54,885
Schlumberger                                           1,500              72,930
Transocean                                            12,000             280,440
Varco Intl                                             6,000(b)          129,900
Total                                                                    816,260

Financial services (1.0%)
BKF Capital Group                                      5,000(b)           83,700
CIT Group                                              6,000             143,940
Citigroup                                              8,000             328,160
Merrill Lynch                                         40,000           1,732,000
Schwab (Charles)                                      12,000             116,400
T. Rowe Price Group                                    3,000             110,160
Total                                                                  2,514,360

Food (7.1%)
Archer-Daniels-Midland                               155,000           1,855,350
Campbell Soup                                        100,000           2,495,000
Corn Products Intl                                    45,000           1,392,300
Del Monte Foods                                      190,355(b)        1,736,038
Flowers Foods                                         50,300           1,509,000
General Mills                                         10,000             467,800
Heinz (HJ)                                            63,000           2,083,410
Hershey Foods                                         26,000           1,848,600
Interstate Bakeries                                   12,000             155,760
Kellogg                                                7,000             246,400
Sensient Technologies                                 90,000           2,037,600
Tootsie Roll Inds                                     14,400             426,960
Wrigley (Wm) Jr                                       32,000           1,808,000
Total                                                                 18,062,218

Furniture & appliances (0.4%)
Thomas Inds                                           35,000           1,029,000

Health care (4.4%)
Abbott Laboratories                                   13,000             579,150
Bio-Rad Laboratories Cl A                             10,000(b)          590,000
Bristol-Myers Squibb                                  60,000           1,536,000
Interpore Intl                                        16,000(b)          171,040
IVAX                                                  20,000(b)          346,200
Lilly (Eli)                                           33,000           1,972,410
Merck & Co                                            29,000           1,611,820
Orthofix Intl                                         22,000(b,c)        723,800
Pfizer                                                90,000           2,791,800
Wyeth                                                 20,000             877,000
Total                                                                 11,199,220

Health care services (0.5%)
Orthodontic Centers of America                        25,000(b)          198,750
Patterson Dental                                       6,000(b)          263,820
Schein (Henry)                                        17,000(b)          835,720
Total                                                                  1,298,290

Household products (3.0%)
Church & Dwight                                       40,000           1,271,600
Energizer Holdings                                    70,000(b)        2,224,600
Gillette                                              20,000             672,200
Procter & Gamble                                      36,000           3,305,520
Sola Intl                                              4,000(b)           60,400
Weider Nutrition Intl                                 65,000(b)          151,450
Total                                                                  7,685,770

Industrial equipment & services (3.1%)
AMETEK                                                10,000             372,100
Clarcor                                               20,000             728,000
Cooper Inds Cl A                                      38,000           1,515,820
Deere & Co                                            46,000           2,008,820
Flowserve                                             35,000(b)          635,250
Modine Mfg                                            85,000           1,874,250
SL Inds                                                8,000(b)           56,000
Thermo Electron                                       30,000(b)          633,000
Total                                                                  7,823,240

See accompanying notes to investments in securities.

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9 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Issuer                                                Shares            Value(a)

Insurance (2.5%)
Alleghany                                              9,050          $1,604,113
American Intl Group                                   19,000           1,099,720
Argonaut Group                                        17,000             210,970
John Hancock Financial Services                       55,000           1,663,750
Liberty                                                6,000             261,000
Phoenix Companies                                     50,000             420,500
Unitrin                                               42,000           1,099,560
Total                                                                  6,359,613

Leisure time & entertainment (5.6%)
AOL Time Warner                                      265,000(b)        4,033,300
Canterbury Park Holding                               46,800             511,992
Churchill Downs                                        6,000             222,600
Dover Downs Gaming & Entertainment                    65,000             590,850
Dover Motorsports                                     50,000             174,500
Gaylord Entertainment                                 59,000(b)        1,327,500
Hilton Group                                         400,000(c)        1,118,993
Magna Entertainment Cl A                              40,000(b,c)        174,000
Mattel                                                 4,600              98,946
Metro-Goldwyn-Mayer                                  140,000(b)        1,747,200
MGM Mirage                                            10,000(b)          282,500
Six Flags                                            100,000(b)          753,000
Viacom Cl A                                           21,000(b)          958,650
Viacom Cl B                                           50,000(b)        2,276,000
Total                                                                 14,270,031

Media (17.6%)
Beasley Broadcast Group Cl A                          75,000(b)          897,750
Cablevision Systems NY Group Cl A                    325,000(b)        6,292,000
Comcast Cl A                                          15,000(b)          451,650
Disney (Walt)                                        150,000           2,947,500
Emmis Communications Cl A                             14,000(b)          296,520
Fisher Communications                                 17,000             789,650
Fox Entertainment Group Cl A                          47,000(b)        1,321,170
Granite Broadcasting                                  69,600(b)          199,752
Gray Television                                      100,000           1,280,000
Grupo Televisa ADR                                    38,000(b,c)      1,172,300
Journal Register                                      63,000(b)        1,146,600
Knight-Ridder                                         27,000           1,901,880
Lee Enterprises                                       32,000           1,205,120
Liberty Media Cl A                                   654,000(b)        7,651,800
McGraw-Hill Companies                                 10,000             632,100
Media General Cl A                                    49,000           2,883,160
New York Times Cl A                                   10,000             479,000
News Corp ADR                                         78,000(c)        1,989,780
Paxson Communications Cl A                            60,000(b)          395,400
PRIMEDIA                                             150,000(b)          501,000
Pulitzer                                              28,000           1,407,840
Reader's Digest Assn                                  80,000           1,036,800
Salem Communications Cl A                             15,000(b)          372,000
Scripps (EW) Cl A                                     17,000           1,497,190
Sinclair Broadcast Group Cl A                         40,000(b)          486,000
Sony ADR                                              38,000(c)        1,038,920
Thomas Nelson                                         28,000(b)          324,800
Tribune                                               65,000           3,242,200
USA Interactive                                       11,000(b)          422,950
Young Broadcasting Cl A                               43,000(b)          915,040
Total                                                                 45,177,872

Metals (0.4%)
Newmont Mining                                        33,000             978,780

Miscellaneous (1.1%)
Middlesex Water                                       21,300             497,994
Rollins                                               14,550             299,876
SJW                                                    8,000             686,000
Sybron Dental Specialties                             65,000(b)        1,410,500
Total                                                                  2,894,370

Multi-industry conglomerates (4.2%)
Acuity Brands                                         25,000             414,250
Cendant                                               70,000(b)        1,176,000
Crane                                                 55,000           1,148,400
Honeywell Intl                                       105,000           2,751,000
Imagistics Intl                                       17,500(b)          379,750
ITT Inds                                              18,000           1,127,880
Park-Ohio Holdings                                    12,000(b)           56,280
Tyco Intl                                             30,000(c)          531,000
Vivendi Universal ADR                                165,000(c)        3,073,950
Total                                                                 10,658,510

Paper & packaging (0.5%)
Greif Cl A                                            29,000             626,400
Sealed Air                                            12,000(b)          526,680
Total                                                                  1,153,080

Real estate investment trust (0.2%)
Starwood Hotels & Resorts Worldwide                   20,000             579,600

Restaurants & lodging (0.3%)
Hilton Hotels                                         40,000             554,400
Steak n Shake                                          7,000(b)           98,910
Total                                                                    653,310

See accompanying notes to investments in securities.

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10 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Issuer                                                Shares            Value(a)

Retail (1.4%)
Albertson's                                           15,000            $313,050
AutoNation                                            15,000(b)          208,800
Home Depot                                             8,000             259,920
Neiman Marcus Group Cl A                              56,000(b)        1,943,200
Safeway                                               40,000(b)          753,600
Total                                              3,478,570

Textiles & apparel (1.1%)
Gucci Group                                           30,000(c)        2,929,500

Transportation (0.1%)
GATX                                                  14,000             237,860

Utilities -- electric (7.5%)
Alleghany Energy                                     140,000           1,216,600
Aquila                                               180,000             498,600
CH Energy Group                                       22,500           1,008,450
CMS Energy                                            95,000             752,400
DPL                                                   23,000             376,050
DQE                                                  133,000           2,186,520
Duke Energy                                          153,000           2,965,140
Edison Intl                                          110,000(b)        1,790,800
El Paso Electric                                     100,000(b)        1,190,000
Energy East                                           40,000             851,200
FPL Group                                              5,000             332,350
Great Plains Energy                                   25,000             720,000
Mirant                                                35,000(b)          121,100
Northeast Utilities                                   70,000           1,131,200
PG&E                                                  45,000(b)          765,000
TECO Energy                                           45,000             581,850
TXU                                                   10,000             202,400
Westar Energy                                         85,000           1,353,200
Xcel Energy                                           80,000           1,231,200
Total                                                                 19,274,060

Utilities -- gas (1.2%)
El Paso                                              105,000             913,500
Nicor                                                  5,000             178,050
NiSource                                              10,000             196,100
ONEOK                                                 45,000             916,650
Southwest Gas                                         35,000             743,750
Vectren                                                8,000             197,760
Total                                                                  3,145,810

Utilities -- telephone (6.1%)
AT&T                                                  38,000             740,620
BellSouth                                             35,000             927,850
BT Group ADR                                          20,000(c)          641,800
CenturyTel                                            20,000             673,400
Cincinnati Bell                                      150,000(b)          765,000
Citizens Communications                               63,000(b)          776,160
Commonwealth Telephone Enterprises Cl B               17,000(b)          748,000
Nextel Communications Cl A                            10,000(b)          149,900
PanAmSat                                              15,000(b)          282,150
Qwest Communications Intl                            680,000(b)        3,053,200
SBC Communications                                    20,000             509,200
Sprint (FON Group)                                   110,000           1,491,600
Sprint (PCS Group)                                    30,000(b)          133,800
Telephone & Data Systems                              79,000           3,851,250
United States Cellular                                25,000(b)          656,250
Western Wireless Cl A                                 25,000(b)          267,250
Total                                                                 15,667,430

Total common stocks
(Cost: $223,501,171)                                                $243,785,811

Short-term securities (6.5%)
Issuer                    Annualized                  Amount            Value(a)
                       yield on date              payable at
                         of purchase                maturity

Commercial paper
General Electric Capital
         06-02-03               1.35%            $11,100,000         $11,098,750
UBS Finance (Delaware)
         06-02-03               1.35               2,200,000           2,199,753
Westpac Capital
         06-02-03               1.26               3,400,000           3,399,649

Total short-term securities
(Cost: $16,698,765)                                                  $16,698,152

Total investments in securities
(Cost: $240,199,936)(d)                                             $260,483,963

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
11 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of May 31, 2003, the value of foreign securities represented 8.9% of net assets.

(d) At May 31, 2003, the cost of securities for federal income tax purposes was $241,284,829 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                        $24,636,344
     Unrealized depreciation                                         (5,437,210)
                                                                     ----------
     Net unrealized appreciation                                    $19,199,134
                                                                    -----------

--------------------------------------------------------------------------------
12 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Partners Select Value Fund

May 31, 2003
Assets
Investments in securities, at value (Note 1)*
   (identified cost $240,199,936)                                                                      $260,483,963
Cash in bank on demand deposit                                                                               43,709
Foreign currency holdings (identified cost $6,346) (Note 1)                                                   6,684
Capital shares receivable                                                                                   275,705
Dividends and accrued interest receivable                                                                   374,950
Receivable for investment securities sold                                                                   525,319
                                                                                                            -------
Total assets                                                                                            261,710,330
                                                                                                        -----------

Liabilities
Capital shares payable                                                                                       43,079
Payable for investment securities purchased                                                               1,670,993
Payable upon return of securities loaned (Note 5)                                                         4,295,000
Accrued investment management services fee                                                                    5,379
Accrued distribution fee                                                                                      3,733
Accrued transfer agency fee                                                                                   2,086
Accrued administrative services fee                                                                             414
Other accrued expenses                                                                                       68,158
                                                                                                             ------
Total liabilities                                                                                         6,088,842
                                                                                                          ---------
Net assets applicable to outstanding capital stock                                                     $255,621,488
                                                                                                       ============
Represented by
Capital stock -- $.01 par value (Note 1)                                                               $    501,458
Additional paid-in capital                                                                              235,777,949
Undistributed net investment income                                                                         145,900
Accumulated net realized gain (loss) (Note 7)                                                            (1,089,017)
Unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                    20,285,198
                                                                                                         ----------
Total -- representing net assets applicable to outstanding capital stock                               $255,621,488
                                                                                                       ============
Net assets applicable to outstanding shares:                Class A                                    $156,263,723
                                                            Class B                                    $ 93,850,195
                                                            Class C                                    $  5,461,244
                                                            Class Y                                    $     46,326
Net asset value per share of outstanding capital stock:     Class A shares         30,558,865          $       5.11
                                                            Class B shares         18,501,295          $       5.07
                                                            Class C shares          1,076,569          $       5.07
                                                            Class Y shares              9,043          $       5.12
                                                                                        -----          ------------
* Including securities on loan, at value (Note 5)                                                      $  4,111,450
                                                                                                       ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
13 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Statement of operations
AXP Partners Select Value Fund

Year ended May 31, 2003
Investment income
Income:
Dividends                                                                                               $ 2,568,572
Interest                                                                                                    329,206
Fee income from securities lending (Note 5)                                                                  10,005
   Less foreign taxes withheld                                                                              (31,476)
                                                                                                            -------
Total income                                                                                              2,876,307
                                                                                                          ---------
Expenses (Note 2):
Investment management services fee                                                                        1,268,532
Distribution fee
   Class A                                                                                                  235,068
   Class B                                                                                                  578,756
   Class C                                                                                                   32,856
Transfer agency fee                                                                                         459,855
Incremental transfer agency fee
   Class A                                                                                                   29,658
   Class B                                                                                                   33,300
   Class C                                                                                                    2,562
Service fee -- Class Y                                                                                           23
Administrative services fees and expenses                                                                    94,451
Compensation of board members                                                                                 5,208
Custodian fees                                                                                               62,998
Printing and postage                                                                                         72,899
Registration fees                                                                                           122,271
Audit fees                                                                                                   17,500
Other                                                                                                        11,661
                                                                                                             ------
Total expenses                                                                                            3,027,598
   Expenses waived/reimbursed by AEFC (Note 2)                                                             (334,433)
                                                                                                           --------
                                                                                                          2,693,165
   Earnings credits on cash balances (Note 2)                                                                (1,006)
                                                                                                             ------
Total net expenses                                                                                        2,692,159
                                                                                                          ---------
Investment income (loss) -- net                                                                             184,148
                                                                                                            -------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                                        (1,088,762)
   Foreign currency transactions                                                                               (496)
                                                                                                               ----
Net realized gain (loss) on investments                                                                  (1,089,258)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                    21,449,555
                                                                                                         ----------
Net gain (loss) on investments and foreign currencies                                                    20,360,297
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                         $20,544,445
                                                                                                        ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
14 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Statements of changes in net assets
AXP Partners Select Value Fund
                                                                                                For the period from
                                                                                 May 31, 2003     March 8, 2002* to
                                                                                   Year ended          May 31, 2002
Operations and distributions
Investment income (loss) -- net                                                  $    184,148          $     (5,049)
Net realized gain (loss) on investments                                            (1,089,258)               99,921
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies              21,449,555            (1,214,848)
                                                                                   ----------            ----------
Net increase (decrease) in net assets resulting from operations                    20,544,445            (1,119,976)
                                                                                   ----------            ----------
Distributions to shareholders from:
   Net investment income
     Class A                                                                          (70,009)                   --
     Class Y                                                                              (22)                   --
   Net realized gain
     Class A                                                                          (60,486)                   --
     Class B                                                                          (37,350)                   --
     Class C                                                                           (2,049)                   --
     Class Y                                                                              (14)                   --
                                                                                   ----------            ----------
Total distributions                                                                  (169,930)                   --
                                                                                   ----------            ----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                        125,474,400            38,776,040
   Class B shares                                                                  73,302,858            25,331,626
   Class C shares                                                                   3,871,015             1,692,162
   Class Y shares                                                                      33,000                    --
Reinvestment of distributions at net asset value
   Class A shares                                                                     129,733                    --
   Class B shares                                                                      37,010                    --
   Class C shares                                                                       1,968                    --
   Class Y shares                                                                          23                    --
Payments for redemptions
   Class A shares                                                                 (22,011,016)             (379,858)
   Class B shares (Note 2)                                                        (11,321,426)             (129,805)
   Class C shares (Note 2)                                                           (482,832)               (8,624)
                                                                                     --------                ------
Increase (decrease) in net assets from capital share transactions                 169,034,733            65,281,541
                                                                                  -----------            ----------
Total increase (decrease) in net assets                                           189,409,248            64,161,565
Net assets at beginning of period (Note 1)                                         66,212,240             2,050,675**
                                                                                   ----------             ---------
Net assets at end of period                                                      $255,621,488           $66,212,240
                                                                                 ============           ===========
Undistributed net investment income                                              $    145,900           $    31,282
                                                                                 ------------           -----------

  * When shares became publicly available.

 ** Initial capital of $2,000,000 was contributed on March 1, 2002. The Fund had an increase in net assets resulting from operations of $50,675 during the period from March 1, 2002 to March 8, 2002 (when shares became publicly available).

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
15 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Notes to Financial Statements

AXP Partners Select Value Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Partners Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Partners Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in common stocks, preferred stocks and securities convertible into common stocks that are listed on a nationally recognized securities exchange or traded on the NASDAQ National Market System of the National Association of Security Dealers. On March 1, 2002, American Express Financial Corporation (AEFC) invested $2,000,000 in the Fund which represented 394,000 shares for Class A, 2,000 shares for Class B, Class C and Class Y, respectively, which represented the initial capital for each class at $5.00 per share. Shares of the Fund were first offered to the public on March 8, 2002.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
16 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Securities for which market quotations are not readily available are valued at fair value according to methods selected in good faith by the board. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

--------------------------------------------------------------------------------
17 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Futures transactions

To gain exposure to or protect itself from market changes the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes. As of May 31, 2003, foreign currency holdings were entirely comprised of British Pounds.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

--------------------------------------------------------------------------------
18 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been increased by $501 and accumulated net realized loss has been decreased by $496 resulting in a net reclassification adjustment to decrease paid-in capital by $997.

The tax character of distributions paid for the periods indicated is as follows:

                                         May 31, 2003       For the period from
                                          Year ended         March 8, 2002* to
                                                                May 31, 2002

Class A
Distributions paid from:
     Ordinary income                      $130,495                 $--
     Long-term capital gain                     --                  --

Class B
Distributions paid from:
     Ordinary income                        37,350                  --
     Long-term capital gain                     --                  --

Class C
Distributions paid from:
     Ordinary income                         2,049                  --
     Long-term capital gain                     --                  --

Class Y
Distributions paid from:
     Ordinary income                            36                  --
     Long-term capital gain                     --                  --

* When shares became publicly available.

As of May 31, 2003, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                              $   310,668
Accumulated gain (loss)                                    $  (168,892)
Unrealized appreciation (depreciation)                     $19,200,305

--------------------------------------------------------------------------------
19 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium and discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.78% to 0.65% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Multi-Cap Value Funds Index. Prior to Dec. 1, 2002, the maximum adjustment was 0.12% of the Fund's average daily net assets after deducting 1% from the performance difference. If the performance difference was less than 1%, the adjustment was zero. On Nov. 13, 2002, shareholders approved modification of the performance incentive adjustment calculation by adjusting the performance difference intervals, while retaining the previous maximum adjustment and reducing the amount of the performance difference for which no adjustment is made to 0.50%. The effect of the modifications began Dec. 1, 2002. The adjustment increased the fee by $57,887 for the year ended May 31, 2003.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.06% to 0.035% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

AEFC has a Subadvisory Agreement with GAMCO Investors, Inc., which does business under the name Gabelli Asset Management Company.

--------------------------------------------------------------------------------
20 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

Under terms of a prior agreement that ended April 30, 2003, the Fund paid a transfer agency fee at an annual rate per shareholder account of $19 for Class A, $20 for Class B, $19.50 for Class C and $17 for Class Y.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $1,178,700 for Class A, $49,695 for Class B and $1,924 for Class C for the year ended May 31, 2003.

For the year ended May 31, 2003, AEFC and American Express Financial Advisors Inc. waived certain fees and expenses to 1.44% for Class A, 2.20% for Class B, 2.20% for Class C and 1.25% for Class Y. In addition, AEFC and American Express Financial Advisors Inc. have agreed to waive certain fees and expenses until May 31, 2004. Under this agreement, total expenses will not exceed 1.44% for Class A, 2.20% for Class B, 2.20% for Class C and 1.26% for Class Y of the Fund's average daily net assets.

During the year ended May 31, 2003, the Fund's custodian and transfer agency fees were reduced by $1,006 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $230,118,189 and $42,248,186, respectively, for the year ended May 31, 2003. Realized gains and losses are determined on an identified cost basis.

Brokerage commissions paid to brokers affiliated with the subadviser were $246,461 for the year ended May 31, 2003.

--------------------------------------------------------------------------------
21 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:
                                                                Year ended May 31, 2003
                                              Class A           Class B          Class C           Class Y
Sold                                       27,443,365        16,075,935          850,122             7,038
Issued for reinvested distributions            28,020             8,028              427                 5
Redeemed                                   (4,849,706)       (2,537,078)        (107,634)               --
                                           ----------        ----------          -------             -----
Net increase (decrease)                    22,621,679        13,546,885          742,915             7,043
                                           ----------        ----------          -------             -----

                                                            March 8, 2002* to May 31, 2002
                                              Class A           Class B          Class C           Class Y
Sold                                        7,618,181         4,978,042          333,348                --
Issued for reinvested distributions                --                --               --                --
Redeemed                                      (74,995)          (25,632)          (1,694)               --
                                           ----------        ----------          -------             -----
Net increase (decrease)                     7,543,186         4,952,410          331,654                --
                                           ----------        ----------          -------             -----

* When shares became publicly available.

5. LENDING OF PORTFOLIO SECURITIES

As of May 31, 2003, securities valued at $4,111,450 were on loan to brokers. For collateral, the Fund received $4,295,000 in cash. Income from securities lending amounted to $10,005 for the year ended May 31, 2003. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

6. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The agreement went into effect Sept. 24, 2002. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $200 million with U.S. Bank, N.A. The Fund had no borrowings outstanding during the year ended May 31, 2003.

7. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $168,892 as of May 31, 2003 that will expire in 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
22 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

8. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended May 31,                                   2003     2002(b)
Net asset value, beginning of period                         $5.01     $5.13
Income from investment operations:
Net investment income (loss)                                   .01        --
Net gains (losses) (both realized and unrealized)              .10      (.12)
Total from investment operations                               .11      (.12)
Less distributions:
Dividends from net investment income                          (.01)       --
Net asset value, end of period                               $5.11     $5.01

Ratios/supplemental data
Net assets, end of period (in millions)                       $156       $40
Ratio of expenses to average daily net assets(c),(e)         1.44%     1.48%(d)
Ratio of net investment income (loss)
  to average daily net assets                                 .42%      .22%(d)
Portfolio turnover rate (excluding short-term securities)      31%        7%
Total return(i)                                              2.12%    (2.34%)(j)

Class B
Per share income and capital changes(a)
Fiscal period ended May 31,                                   2003      2002(b)
Net asset value, beginning of period                         $5.00     $5.13
Income from investment operations:
Net investment income (loss)                                  (.01)     (.01)
Net gains (losses) (both realized and unrealized)              .08      (.12)
Total from investment operations                               .07      (.13)
Net asset value, end of period                               $5.07     $5.00

Ratios/supplemental data
Net assets, end of period (in millions)                        $94       $25
Ratio of expenses to average daily net assets(c),(f)         2.20%     2.26%(d)
Ratio of net investment income (loss)
  to average daily net assets                                (.34%)    (.54%)(d)
Portfolio turnover rate (excluding short-term securities)      31%        7%
Total return(i)                                              1.46%    (2.53%)(j)

See accompanying notes to financial highlights.

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23 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended May 31,                                   2003      2002(b)
Net asset value, beginning of period                         $5.00     $5.13
Income from investment operations:
Net investment income (loss)                                  (.01)     (.01)
Net gains (losses) (both realized and unrealized)              .08      (.12)
Total from investment operations                               .07      (.13)
Net asset value, end of period                               $5.07     $5.00

Ratios/supplemental data
Net assets, end of period (in millions)                         $5        $2
Ratio of expenses to average daily net assets(c),(g)         2.20%     2.26%(d)
Ratio of net investment income (loss)
  to average daily net assets                                (.34%)    (.49%)(d)
Portfolio turnover rate (excluding short-term securities)      31%        7%
Total return(i)                                              1.46%    (2.53%)(j)

Class Y
Per share income and capital changes(a)
Fiscal period ended May 31,                                   2003      2002(b)
Net asset value, beginning of period                         $5.01     $5.13
Income from investment operations:
Net investment income (loss)                                   .02        --
Net gains (losses) (both realized and unrealized)              .10      (.12)
Total from investment operations                               .12      (.12)
Less distributions:
Dividends from net investment income                          (.01)       --
Net asset value, end of period                               $5.12     $5.01

Ratios/supplemental data
Net assets, end of period (in millions)                        $--       $--
Ratio of expenses to average daily net assets(c),(h)         1.25%     1.17%(d)
Ratio of net investment income (loss)
  to average daily net assets                                 .63%      .22%(d)
Portfolio turnover rate (excluding short-term securities)      31%        7%
Total return(i)                                              2.35%    (2.34%)(j)

See accompanying notes to financial highlights.

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24 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from March 8, 2002 (when shares became publicly available) to May 31, 2002.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.65% and 3.06% for the periods ended May 31, 2003 and 2002, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.41% and 3.82% for the periods ended May 31, 2003 and 2002, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.41% and 3.82% for the periods ended May 31, 2003 and 2002, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.47% and 2.88% for the periods ended May 31, 2003 and 2002, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

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25 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Independent Auditors' Report

THE BOARD AND SHAREHOLDERS
AXP PARTNERS SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Partners Select Value Fund (a series of AXP Partners Series, Inc.) as of May 31, 2003, the related statement of operations for the year then ended and the statements of changes in net assets and the financial highlights for the year ended May 31, 2003 and for the period from March 8, 2002 (when shares became publicly available) to May 31, 2002. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of May 31, 2003, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Partners Select Value Fund as of May 31, 2003, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Minneapolis, Minnesota

July 11, 2003

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26 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Federal Income Tax Information

(UNAUDITED)

The Fund is required by the Internal Revenue Code of 1986 to tell its shareholders about the tax treatment of the dividends it pays during its fiscal year. The dividends listed below are reported to you on Form 1099-DIV, Dividends and Distributions. Shareholders should consult a tax advisor on how to report distributions for state and local tax purposes.

AXP Partners Select Value Fund
Fiscal year ended May 31, 2003

Class A

Income distribution taxable as dividend income:
   Qualified Dividend Income for individuals (effective Jan. 1, 2003):     0.00%
   Dividends Received Deduction for corporations:                         52.79%

Payable date                                                           Per share
Dec. 19, 2002                                                           $0.00574

The distribution of $0.00574 per share, payable Dec. 19, 2002, consisted of $0.00308 from net investment income and $0.00266 from net short-term capital gains.

Class B

Income distribution taxable as dividend income:
   Qualified Dividend Income for individuals (effective Jan. 1, 2003):     0.00%
   Dividends Received Deduction for corporations:                         52.79%

Payable date                                                           Per share
Dec. 19, 2002                                                           $0.00266

The distribution of $0.00266 per share, payable Dec. 19, 2002, consisted of $0.00266 from net short-term capital gains.

--------------------------------------------------------------------------------
27 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Class C

Income distribution taxable as dividend income:
   Qualified Dividend Income for individuals (effective Jan. 1, 2003):     0.00%
   Dividends Received Deduction for corporations:                         52.79%

Payable date                                                           Per share
Dec. 19, 2002                                                           $0.00266

The distribution of $0.00266 per share, payable Dec. 19, 2002, consisted of $0.00266 from net short-term capital gains.

Class Y

Income distribution taxable as dividend income:
   Qualified Dividend Income for individuals (effective Jan. 1, 2003):     0.00%
   Dividends Received Deduction for corporations:                         52.79%

Payable date                                                           Per share
Dec. 19, 2002                                                           $0.00690

The distribution of $0.00690 per share, payable Dec. 19, 2002, consisted of $0.00424 from net investment income and $0.00266 from net short-term capital gains.

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28 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 15 Master Trust portfolios and 83 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board.

Independent Board Members

Name, address, age               Position held with   Principal occupation during past five       Other directorships
                                 Fund and length of   years
                                 service
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Arne H. Carlson                  Board member since   Chair, Board Services Corporation
901 S. Marquette Ave.            1999                 (provides administrative services to
Minneapolis, MN 55402                                 boards). Former Governor of Minnesota
Age 68
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Philip J. Carroll, Jr.           Board member since   Retired Chairman and CEO, Fluor             Scottish Power PLC, Vulcan
901 S. Marquette Ave.            2002                 Corporation (engineering and                Materials Company, Inc.
Minneapolis, MN 55402                                 construction) since 1998                    (construction
Age 65                                                                                            materials/chemicals)
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Livio D. DeSimone                Board member since   Retired Chair of the Board and Chief        Cargill, Incorporated
30 Seventh Street East           2001                 Executive Officer, Minnesota Mining and     (commodity merchants and
Suite 3050                                            Manufacturing (3M)                          processors), General Mills,
St. Paul, MN 55101-4901                                                                           Inc. (consumer foods), Vulcan
Age 69                                                                                            Materials Company
                                                                                                  (construction materials/
                                                                                                  chemicals), Milliken & Company
                                                                                                  (textiles and chemicals), and
                                                                                                  Nexia Biotechnologies, Inc.
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Heinz F. Hutter*                 Board member since   Retired President and Chief Operating
P.O. Box 2187                    1994                 Officer, Cargill, Incorporated (commodity
Minneapolis, MN 55402                                 merchants and processors)
Age 74
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Anne P. Jones                    Board member since   Attorney and Consultant
5716 Bent Branch Rd.             1985
Bethesda, MD 20816
Age 68
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Stephen R. Lewis, Jr.**          Board member since   Retired President and Professor of          Valmont Industries, Inc.
222 South 9th Street #440        2002                 Economics, Carleton College                 (manufactures irrigation
Minneapolis, MN 55402                                                                             systems)
Age 64
-------------------------------- -------------------- ------------------------------------------- -------------------------------

 * Interested person of AXP Partners International Aggressive Growth Fund and AXP Partners Aggressive Growth Fund by reason of being a security holder of J P Morgan Chase & Co., which has a 45% interest in American Century Companies, Inc., the parent company of the subadviser of two of the AXP Partners Funds, American Century Investment Management, Inc.

** Interested person of AXP Partners International Aggressive Growth Fund by reason of being a security holder of FleetBoston Financial Corporation, parent company of Liberty Wanger Asset Management, L.P., one of the fund's subadvisers.

--------------------------------------------------------------------------------
29 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age               Position held with   Principal occupation during past five       Other directorships
                                 Fund and length of   years
                                 service
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Alan G. Quasha                   Board member since   President, Quadrant Management, Inc.        Compagnie Financiere
720 Fifth Avenue                 2002                 (management of private equities)            Richemont AG (luxury goods),
New York, NY 10019                                                                                Harken Energy Corporation
Age 53                                                                                            (oil and gas exploration) and
                                                                                                  SIRIT Inc. (radio frequency
                                                                                                  identification technology)
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Alan K. Simpson                  Board member since   Former three-term United States Senator     Biogen, Inc.
1201 Sunshine Ave.               1997                 for Wyoming                                 (biopharmaceuticals)
Cody, WY 82414
Age 71
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Alison Taunton-Rigby             Board member since   President, Forester Biotech since 2000.
901 S. Marquette Ave.            2002                 Former President and CEO, Aquila
Minneapolis, MN 55402                                 Biopharmaceuticals, Inc.
Age 59
-------------------------------- -------------------- ------------------------------------------- -------------------------------

Board Members Affiliated with AEFC***

Name, address, age               Position held with   Principal occupation during past five       Other directorships
                                 Fund and length of   years
                                 service
-------------------------------- -------------------- -------------------------------------------
Barbara H. Fraser                Board member since   Executive Vice President - AEFA Products
1546 AXP Financial Center        2002                 and Corporate Marketing of AEFC since
Minneapolis, MN 55474                                 2002. President - Travelers Check Group,
Age 53                                                American Express Company, 2001-2002.
                                                      Management Consultant, Reuters,
                                                      2000-2001. Managing Director -
                                                      International Investments, Citibank
                                                      Global, 1999-2000. Chairman and CEO,
                                                      Citicorp Investment Services and
                                                      Citigroup Insurance Group, U.S., 1998-1999
-------------------------------- -------------------- -------------------------------------------
Stephen W. Roszell               Board member since   Senior Vice President - Institutional
50238 AXP Financial Center       2002, Vice           Group of AEFC
Minneapolis, MN 55474            President since
Age 54                           2002
-------------------------------- -------------------- ------------------------------------------- -------------------------------
William F. Truscott              Board member since   Senior Vice President - Chief Investment
53600 AXP Financial Center       2001, Vice           Officer of AEFC since 2001. Former Chief
Minneapolis, MN 55474            President since      Investment Officer and Managing Director,
Age 42                           2002                 Zurich Scudder Investments
-------------------------------- -------------------- ------------------------------------------- -------------------------------

*** Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
30 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Roszell, who is vice president, and Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Name, address, age               Position held with   Principal occupation during past five       Other directorships
                                 Fund and length of   years
                                 service
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Jeffrey P. Fox                   Treasurer since      Vice President - Investment Accounting,
50005 AXP Financial Center       2002                 AEFC, since 2002; Vice President -
Minneapolis, MN 55474                                 Finance, American Express Company,
Age 48                                                2000-2002; Vice President - Corporate
                                                      Controller, AEFC, 1996-2000
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Paula R. Meyer                   President since      Senior Vice President and General Manager
596 AXP Financial Center         2002                 - Mutual Funds, AEFC, since 2002; Vice
Minneapolis, MN 55474                                 President and Managing Director -
Age 49                                                American Express Funds, AEFC, 2000-2002;
                                                      Vice President, AEFC, 1998-2000
-------------------------------- -------------------- ------------------------------------------- -------------------------------
Leslie L. Ogg                    Vice President,      President of Board Services Corporation
901 S. Marquette Ave.            General Counsel,
Minneapolis, MN 55402            and Secretary
Age 64                           since 1978
-------------------------------- -------------------- ------------------------------------------- -------------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

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31 -- AXP PARTNERS SELECT VALUE FUND -- 2003 ANNUAL REPORT

The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities can be found in the Fund's Statement of Additional Information (SAI) which is available (i) without charge, upon request, by calling toll-free (800) 862-7919; (ii) on the American Express Company Web site at americanexpress.com; and (iii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

--------------------------------------------------------------------------------
(logo)
AMERICAN
   EXPRESS(R)
--------------------------------------------------------------------------------

American Express Partners Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.